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EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


         This Employment Agreement (this "Agreement") is made as of June 1, 2004 (the "Effective Date") by and between Island Pacific, Inc., a Delaware corporation (the "Company"), and Michael Tomczak ("Executive"), with reference to the following facts:

         A. Retail Technologies International, Inc., a California corporation (the "RTI") has been acquired by the Company, by means of a merger pursuant to the Amended and Restated Agreement of Merger and Plan of Reorganization ("Merger Agreement") dated June 1, 2004 to which the Executive was a party.

         B. Executive is experienced in the technology and business of RTI.

         C. The Company desires to employ Executive to perform the duties and responsibilities described herein on the terms and conditions hereinafter set forth.

         1. EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. DUTIES. Subject to the terms and provisions of this Agreement, Executive is hereby employed by the Company as President and Chief Operating Officer of the Company. Executive shall have full responsibility and authority for such duties as customarily are associated with service as the President and Chief Operating Officer of the Company at the direction of the President and the Board of Directors of the Company (the "Board"). Executive shall faithfully and diligently perform such duties assigned to Executive and shall report directly to the President and the Board.

         3. SCOPE OF SERVICES. Executive shall devote substantially all of his business time, attention, energies, skills, learning and efforts to the Company's business.

         4. TERM. Subject to prior termination of this Agreement as hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall continue for two (2) years thereafter, unless earlier terminated as provided in this Agreement.

         5. COMPENSATION.

             5.1 SALARY. Executive's annual compensation ("Base Compensation") under this Agreement shall be $360,000 per year, prorated for any partial year, commencing upon the Effective Date. The Base Compensation shall be payable semi-monthly in arrears from the Effective Date in accordance with the ordinary payroll procedures of the Company. Any increases in Base Compensation shall be in the sole and absolute discretion of the Board.

             5.2 PARTICIPATION IN PLAN. Executive shall be entitled to participate in any executive incentive plans established by Company for all of its executive employees.


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             5.3 EXPENSES. The Company shall reimburse Executive for all reasonable business, entertainment and travel expenses actually incurred or paid by Executive in the performance of his services on behalf of the Company, in accordance with the Company's expense reimbursement policy as from time to time in effect.

             5.4 OPTIONS. Effective as of the Effective Time (as that term is defined in the Merger Agreement) Executive shall receive an option (the "Option") to purchase 1,772,354 shares of the Company common stock. The Option shall be controlled by the terms and conditions set forth in the Notice of Grant and attached Stock Option Agreement attached as EXHIBIT A hereto ("Option Agreement"). In the event of any inconsistency between this Agreement and the Option Agreement regarding the terms of the Option, the Option Agreement shall control. After the expiration of the Option, Executive shall participate in the Company's regular employee stock option program in the same manner as the other executives of the Company and its affiliates.

         6. OTHER RIGHTS AND BENEFITS. Executive shall receive all other rights and benefits, including health insurance, vacation time, sick pay and retirement plan participation, as are made available to all other executives of the Company and its affiliates.

         7. TERMINATION. Executive's employment may be terminated as follows:

             7.1 TERMINATION "AT WILL" BY THE COMPANY OR EXECUTIVE. Either Executive or the Company may terminate this Agreement and Executive's employment with the Company at will, for any reason or for no reason whatsoever, with or without Cause (as defined below), with or without notice, subject to the severance provisions set forth in Section 8 below. Nothing in this Agreement shall be construed to create any agreement for any indefinite or specific term of employment between the Company and Executive, and Executive shall be an "at will" employee of the Company.

             7.2 TERMINATION FOR DEATH. Executive's employment shall terminate immediately upon Executive's death.

             7.3 TERMINATION UPON DISABILITY. Executive's employment shall terminate if Executive should become totally and permanently disabled. For purposes of this Agreement, Executive shall be considered "totally and permanently disabled" if Executive is treated as permanently "disabled" under any permanent disability insurance policy maintained by the Company and is entitled to full benefits payable under such policy upon a total and permanent disability. In the event any such policy is either not in force or the benefits are not available under such policy, then "total and permanent disability" shall mean the inability of Executive, as a result of substance abuse, any mental, nervous or psychiatric disorder, or physical condition, injury or illness to perform substantially all of his current duties on a full-time basis for a period of six (6) consecutive months, as determined by a licensed physician selected by the Board.

             7.4 TERMINATION BY COMPANY FOR "CAUSE". The Company may terminate this Agreement for "Cause" upon three days written notice so long as the Company has given Executive written notice describing the Cause pursuant to subsections
(c) and/or (e) Executive has not cured such Cause within a reasonable time, but no less than 14 days. For purposes of this Agreement, "Cause" shall mean the existence or occurrence of any of the following:


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                  (a) Executive's conviction for or pleading of nolo contendre to any felony involving the Company or moral turpitude.

                  (b) Executive's misappropriation of Company assets.

                  (c) Executive's willful violation of a Company policy or a directive of the Board previously delivered to him in writing.

                  (d) Executive's breach of his obligations set forth in Sections 11, 12, or 13 below.

                  (e) Any willful neglect or material breach of duty by Executive under this Agreement, or any failure by Executive to perform under this Agreement.

         8. SEVERANCE. If Executive's employment with the Company (i) is terminated by the Company without Cause, or (ii) this Agreement is not assumed upon a Change of Control, Company shall pay Executive the lesser of:

             (a) the balance of Executive's Base Compensation, payable over the remaining term of this Agreement; or

             (b) One year of Executive's Base Compensation less all appropriate federal and state income and employment taxes;

except that in no event shall the amount of the payment under this Section 8 be less than six months of the Executive's Base Compensation less all appropriate federal and state income and employment taxes. If the Executive's employment is terminated by Executive without Cause or terminated for Cause, death or disability of Executive, Executive shall not be entitled to any severance pay or other benefits, except as mandated by law.

         9. REPRESENTATIONS AND WARRANTIES. Executive hereby represents and warrants to Company that as of the date of execution of this Agreement: (i) this Agreement will not cause or require Executive to breach any obligation to, or agreement or confidence with, any other person; (ii) Executive is not representing, or otherwise affiliated in any capacity with, any other lines of products, manufacturers, vendors or customers of the Company; and (iii) Executive has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement.

         10. NON-SOLICITATION.

             10.1 NON-SOLICITATION OF EMPLOYEES. Executive agrees that he will not, while employed by the Company and for a period of two (2) years following termination of such employment:


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                  (a) directly solicit, encourage, or take any other action
which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or

                  (b) directly interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

The foregoing shall not prohibit Executive or any entity with which Executive may later be affiliated from hiring a former or existing employee of the Company or any of its subsidiaries, provided that such hiring does not result from the direct actions of Executive. For purposes of this Article 10, Article 11,
Article 12 and Article 13, any reference to the Company shall include all of the Company's Affiliates. As used herein, "Affiliate" means any person or entity controlling, controlled by or under common control with another person or entity.

         10.2 NON-SOLICIT OF CUSTOMERS WITH RESPECT TO COMPETITIVE BUSINESS ACTIVITY. Executive agrees that he will not, while employed by the Company and for a period of two (2) years following termination of such employment, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any customers of the Company with respect to products and/or services directly related to a Competitive Business Activity. "Competitive Business Activity" shall mean engaging in, whether independently or as an employee, agent, consultant, advisor, independent contractor, partner, stockholder, officer, director or otherwise, any business which is materially competitive with the business of the Company as conducted or actively planned to be conducted by the Company during his employment by it, provided that Executive shall not be deemed to engage in a Competitive Business Activity solely by reason of (i) owning 1% or less of the outstanding common stock of any corporation if such class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, or (ii) after the termination of his employment by the Company, being employed by or otherwise providing services to a corporation having total revenue of at least $500 million (or such lower number as may be agreed by the Board) so long as such services are provided solely to a division or other business unit of such corporation which does not engage in a business which is then competitive with the business of the Company.

         11. CONFIDENTIALITY. Executive hereby acknowledges that the Company has made and will make available to Executive certain customer lists, product design information, performance standards and other confidential and/or proprietary information of the Company or licensed to the Company, including without limitation trade secrets, copyrighted materials and/or financial information of the Company (or any of its Affiliates), including without limitation, financial statements, reports and data (collectively, the "Confidential Material"); however, Confidential Material does not include any of the foregoing items which has become publicly known or made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved. Except as essential to Executive's obligations under this Agreement, neither Executive nor any agent, employee, officer, or independent contractor of or retained by Executive shall make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material.


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Except as essential to Executive's obligations under this Agreement, neither
Executive nor any agent, employee, officer, or independent contractor of or retained by Executive shall make any duplication or other copy of any of the Confidential Material. Immediately upon request from the Company, Executive shall return to the Company all Confidential Material. Executive shall notify each person to whom any disclosure is made that such disclosure is made in confidence, that the Confidential Material shall be kept in confidence by such person. Nothing contained in this Section 11 shall be construed as preventing Executive from providing Confidential Material in compliance with a valid court order issued by a court of competent jurisdiction, providing Executive takes reasonable steps to prevent dissemination of such Confidential Material.

         12. PROPRIETARY INFORMATION. For purposes of this Agreement, "Proprietary Information" shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, marketing strategies, pricing information, business records, development, products, organization, business or finances of the Company. Proprietary Information shall not include information in the public domain as of execution of this Agreement except through any act or omission of Executive. All right, title and interest of every kind and nature whatsoever in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Executive during the term of this Agreement shall be the sole and exclusive property of the Company for any purposes or uses whatsoever, and shall be disclosed promptly by Executive to the Company. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise,
(c) at the request and upon the suggestion of the Company or otherwise, or (d) with the Company's materials, tools, instruments or on the Company's premises or otherwise. All Proprietary Information developed, created, invented, devised, conceived or discovered by Executive that is subject to copyright protection is explicitly considered by Executive and the Company to be works made for hire to the extent permitted by law. Executive hereby forever fully releases and discharges the Company, and the Company and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses of Executive arising out of, or relating to, any Proprietary Information. Executive shall execute any documents and take any action the Company may deem necessary or appropriate to effectuate the provisions of this Agreement, including without limitation assisting the Company in obtaining and/or maintaining patents, copyrights or similar rights to any Proprietary Information assigned to the Company, if the Company, in their sole discretion, requests such assistance. Executive shall comply with any reasonable rules established from time to time by the Company for the protection of the confidentiality of any Proprietary Information. Executive irrevocably appoints the President of the Company to act as Executive's agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Executive to the Company under this Agreement if (a) Executive refuses to perform those acts, or
(b) is unavailable, within the meaning of any applicable laws. Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Executive. Executive shall promptly disclose to the Company, in confidence (a) all Proprietary Information that Executive creates during the term of this Agreement, and (b) all patent applications, copyright registrations or similar rights filed or applied for by Executive within six months after termination of this Agreement. Any application for a patent, copyright registration or similar right filed by Executive within six months after termination of this Agreement shall be presumed to relate to Proprietary Information created by Executive during the term of this Agreement, unless Executive can prove otherwise. Nothing contained


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in this Agreement shall be construed to preclude the Company from exercising all of its rights and privileges as sole and exclusive owner of all of the Proprietary Information owned by or assigned to the Company under this Agreement. The Company, in exercising such rights and privileges with respect to any particular item of Proprietary Information, may decide not to file any patent application or any copyright registration on such Proprietary
Information, may decide to maintain such Proprietary Information as secret and confidential, or may decide to abandon such Proprietary Information or dedicate it to the public. Executive shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to the Company under this Agreement. This Agreement does not apply to any Proprietary Information that qualifies fully under the provisions of California Labor Code Section 2870 or any similar or successor statute.

         13. BUSINESS OPPORTUNITIES. During the term of this Agreement, if Executive (or any agent, employee, officer or independent contractor of or retained by Executive) becomes aware of, or develops, creates, invests, devises, conceives or discovers, any project, investment, venture, business or other opportunity (any of the preceding, an "Opportunity") that is similar to, competitive with, related to or in the same field as the Company, or any project, investment, venture, or business of the Company, then Executive shall so notify the Company immediately in writing of such Opportunity and shall use Executive's good-faith efforts to cause the Company to have the opportunity to invest in, participate in or otherwise become affiliated with such Opportunity.

         14. MISCELLANEOUS.

             14.1 SECTION HEADINGS. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

             14.2 SURVIVAL. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter, including without limitation the obligations of Executive with to any Confidential Material under
Section 11.

             14.3 ARBITRATION.

                  (a) Any claim, dispute or other controversy (a "Controversy") relating to this Agreement shall be settled and resolved by binding arbitration in San Diego County, California if initiated by the Executive or in Sacramento County if initiated by the Company before a single arbitrator under the Employment Rules of the American Arbitration Association ("AAA") in effect at the time a demand for arbitration is made. If there is any conflict between the AAA rules and this arbitration clause, this arbitration clause will govern and determine the rights of the parties. The Parties to this Agreement (the "Parties") shall be entitled to full discovery regarding the Controversy as permitted by the California Code of Civil Procedure. The arbitrator's decision on the Controversy shall be a final and binding determination of the Controversy and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the Parties. The arbitrator shall also award the prevailing Party any reasonable attorneys' fees and reasonable expenses the prevailing Party incurs in connection with the arbitration, and the non-prevailing Party shall pay the arbitrator's fees and expenses. The arbitrator shall determine who is the prevailing Party. Each Party also agrees to accept service of process for all arbitration proceedings in accordance with AAA's rules.


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                  (b) The obligation to arbitrate shall not be binding upon
either party with respect to requests for temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the Parties.

                  (c) The provisions of this Section shall be construed as independent of any other covenant or provision of this Agreement; provided that, if a court of competent jurisdiction determines that any such provisions are unlawful in any way, such court shall modify or interpret such provisions to the minimum extent necessary to have them comply with the law.

                  (d) This arbitration provision shall be deemed to be self-executing and shall remain in full force and effect after expiration or termination of this Agreement. In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear.

             14.4 SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided that, any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

             14.5 WAIVER. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

             14.6 PARTIES IN INTEREST. Nothing in this Agreement, except as expressly set forth herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and the successors, assigns and affiliates of the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of action over or against any party to this Agreement.


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             14.7 ASSIGNMENT. The rights and obligations under this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, successors and assigns of Executive and the Company. Except as specifically provided in this Section 14, neither the Company nor Executive may assign this Agreement or delegate their respective responsibilities under this Agreement without the consent of the other party hereto. Upon the sale, exchange or other transfer of substantially all of the assets of the Company, the Company shall assign this Agreement to the transferee of such assets. No assignment of this Agreement by the Company shall relieve the Company of, and the Company shall remain obligated to perform, its duties and obligations under this Agreement, including, without limitation, payment of the Base Compensation set forth in
Section 5, above.

             14.8 ATTORNEYS' FEES. In the event of any Controversy, suit, action or arbitration to enforce any of the terms or provisions of this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and costs. The foregoing entitlement shall also include attorneys' fees and costs of the prevailing party on any appeal of a judgment and for any action to enforce a judgment.

             14.9 MODIFICATION. This Agreement may be modified only by a contract in writing executed by the party(ies) to this Agreement against whom enforcement of such modification is sought.

             14.10 PRIOR UNDERSTANDINGS. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

             14.11 INTERPRETATION. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

             14.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             14.13 APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed under, and governed by, the laws of the State of California without giving effect to conflict of laws provisions.

             14.14 DRAFTING AMBIGUITIES. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party's legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.


                            [Signature Page Follows]



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                                      THE COMPANY:

                                      ISLAND PACIFIC, INC.,
                                      a Delaware corporation



                                      By: /s/ Ran Furman
                                      Name: Ran Furman
                                      Title: CFO


                                      EXECUTIVE:


                                      /s/ Michael Tomczak
                                      -----------------------------------
                                      Michael Tomczak





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